Exhibit 99.1

Press Release

UGI Subsidiary Announces Closing of New $700 Million Term Loan Facility

VALLEY FORGE, Pa., August 13, 2019 – UGI Corporation (NYSE:UGI) announced today that its subsidiary, UGI Energy Services, LLC, closed a new seven-year $700 million secured Term Loan B facility. The new Term Loan B facility priced at LIBOR + 3.75%. Proceeds from the facility, along with corporate liquidity, will be used for the long-term financing of the acquisition of the equity interests of Columbia Midstream Group, LLC from a subsidiary of TC Energy Corporation (NYSE: TRP) for approximately $1.275 billion, which closed on August 1, 2019.

The administrative and collateral agent of the new Term Loan B facility is Credit Suisse AG. The joint bookrunners and joint lead arrangers are Credit Suisse Loan Funding LLC, JP Morgan Chase Bank, N.A., Citizens Bank, N.A., PNC Capital Markets LLC and Wells Fargo LLC.

About UGI Corporation

UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy assets in Pennsylvania, Ohio and West Virginia, manages electric generation assets in Pennsylvania, and engages in energy marketing in eleven states, the District of Columbia and internationally in France, Belgium, the Netherlands and the UK. UGI, through subsidiaries, is the sole general partner and owns approximately 26% of AmeriGas, the nation’s largest retail propane distributor.

Investor Relations

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